Exhibit 10.1

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

LICENSE AGREEMENT

In this License Agreement (“Agreement”), deCODE genetics, Inc., a Delaware corporation, having a place of business at Sturlugata 8, IS-101 Reykjavik, Iceland and its wholly-owned subsidiary, deCODE genetics, ehf, an Icelandic private limited company (collectively, hereinafter “deCODE”), and Celera Corporation, a Delaware corporation, having a place of business at 1401 Harbor Bay Parkway, Alameda, CA 94502 (hereinafter “Celera”), agree as follows:

Article I - Background

1.1           deCODE owns Licensed Patents (defined in Section 2.3 below).

1.2           Celera desires a license under Licensed Patents in accordance with the terms of this Agreement, and deCODE is willing to grant such license.

Article II - Definitions

2.1           “Affiliate” means (a) a corporation, firm or association which, or an individual who, owns a fifty percent (50%) or more interest in a party hereto by stock ownership or otherwise, (b) a corporation, firm or association in which a party hereto owns a fifty percent (50%) or more interest by stock ownership or otherwise, or (c) a corporation, firm or association in which a fifty percent (50%) or more interest by stock ownership or otherwise is owned by a corporation, firm or association which, or an individual who, also owns a fifty percent (50%) or more interest in a party hereto by stock ownership or otherwise.

2.2           “Effective Date” means the date of signature of the last of the parties to sign this Agreement.

2.3           “Licensed Patents” means the patent applications listed in Attachment A hereto, any continuation, continuation-in-part or division thereof, any patent application anywhere in the world that at any time relies for priority on or that contains identical disclosure as any patent application listed in Attachment A, all patents directly or indirectly issuing from any of the foregoing applications, and all reissues, reexaminations, renewal or extensions of the foregoing patents. Licensed Patents further include all pending and future patent applications anywhere in the world that disclose correlating genetic markers [Confidential Treatment Requested] and that are at any time owned or controlled by deCODE.

2.4                                 “Licensed Product” means a product the manufacture, use, sale, offer to sell or importation of which would, but for the license granted hereunder, infringe one or more Valid Claims in Licensed Patents. Licensed Product includes, but is not limited to, individual reagents, reagent sets that may be used in combination, and kits.

2.5                                 “Licensed Field” means the diagnosis, risk assessment, treatment response or any other medical management of a human being relating to cardiovascular and vascular diseases, including, but not limited to, coronary heart disease, coronary artery disease, myocardial infarction, abdominal aortic aneurysm, intracranial aneurysm, cardiac arrhythmia, atrial fibrillation, stroke, diabetes and metabolic syndrome. Licensed Field includes any and all internal research and development activities as well as clinical trials.

2.6                                 “Licensed Territory” means the world.

2.7                                 “Net Sales” means all amounts received by Celera from the sale of a Licensed Product to any purchaser, less (i) cash, trade or quantity discounts; (ii) sales, use, tariff, import, export, value-added, and excise taxes (but not income taxes derived from such sales); (iii) packing, freight, transportation, and insurance charges; and (iv) allowances or credits to customers because of rejections or returns.

If a Licensed Product as sold is part of a combination product that also detects one or more genetic markers that are not claimed by a Valid Claim of Licensed Patents, the Net Sales of such Licensed Product for purposes of calculating royalties pursuant to Section 4.3 hereof shall be [Confidential Treatment Requested].

In the event that a Licensed Product is sold pursuant to a “reagent/rental” program or comparable sale or lease program, that portion of the invoiced price of such Licensed Product reasonably allocable to recovery of the cost of the instrumentation will also be deducted in determining Net Sales of such Licensed Product.

In the event that Celera transfers a Licensed Product to an Affiliate to perform clinical laboratory testing services, Net Sales: (1) will be based on the Average Sales Price, and (2) will not be based on the amounts received by such Affiliate for the performance of any clinical laboratory testing service using such Licensed Product. In such case, such Licensed Product will be considered sold for purposes of calculating Net Sales when the Licensed Product is shipped by Celera to such Affiliate. The “Average Sales Price” for any Licensed Product will be calculated as follows:  [Confidential Treatment Requested].

2.8                                 “Valid Claim” means (i) an issued, unexpired claim of a patent within the Licensed Patents which has not been held invalid or otherwise unenforceable by a court from which no appeal has or can be taken; and (ii) a claim in a pending patent application within the Licensed Patents, provided such claim or other claim of substantially the same scope has not been pending in any patent application for longer than five (5) years.

Article III - License Grant

3.1           deCODE hereby grants to Celera and its Affiliates a nonexclusive, royalty-bearing license under the Licensed Patents to make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Licensed Field and in the Licensed Territory for the term of this Agreement. Celera will have no right to sublicense its rights granted hereunder beyond those rights granted to purchasers by virtue of the sale of Licensed Products pursuant to this Agreement. deCODE retains all exclusive rights to use the Licensed Patents [Confidential Treatment Requested]. Notwithstanding deCODE’s exclusive rights in the foregoing sentence, Celera may use the Licensed Patents in connection with [Confidential Treatment Requested].

3.2           Celera may sell Licensed Products to a distributor for resale, and to an Affiliate for use in rendering clinical laboratory testing services.

3.3           deCODE hereby covenants not to assert or assist others in asserting any patent at any time owned or controlled by deCODE against Celera, its Affiliates, its distributors or its customers for any activity licensed under this Agreement, provided that Celera pays all royalties when due and is otherwise not in default under this Agreement.

3.4           All rights and licenses granted under this Agreement by deCODE to Celera and its Affiliates are, and will otherwise be deemed to be, for purposes of Section 365(n) of Title XI of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The parties further agree that in the event of the commencement of a bankruptcy proceeding by or against deCODE under the Bankruptcy Code, Celera, to the extent permitted under applicable laws and subject to Section 8.1, will be entitled to complete access, solely for use in connection with the licenses granted hereunder, to any such intellectual property pertaining to the rights granted in the licenses hereunder of deCODE and all embodiments of such intellectual property.  deCODE covenants not to commence any proceeding in or for bankruptcy, insolvency, dissolution or winding up of deCODE or any of its Affiliates outside of the United States.

Article IV - Consideration

4.1           Celera will pay to deCODE within seven (7) calendar days after the Effective Date an upfront license fee of Ten Million U.S. Dollars ($10,000,000).

4.2           Celera will pay to deCODE a one-time payment of [Confidential Treatment Requested] after the first achievement of [Confidential Treatment Requested].  In addition, Celera will pay to deCODE another one-time payment of [Confidential Treatment Requested] after the first achievement of [Confidential Treatment Requested].

4.3           Celera will pay to deCODE a royalty of [Confidential Treatment Requested] of the Net Sales of each Licensed Product sold.

4.4           If, in the exercise of good faith and reasonable commercial judgment, Celera decides to take a license in any country under any third party patent in order to permit Celera to manufacture, use, sell, offer to sell or import Licensed Products in that country, then Celera may deduct the royalty payments required to be paid by Celera under such third party license in such country against the royalty payment otherwise owed to deCODE on Net Sales of Licensed Products in such country, provided that in no event will the deducted amounts exceed [Confidential Treatment Requested] of the royalty payment otherwise owed to deCODE hereunder.

4.5           Within sixty (60) days after the end of each calendar quarter, Celera will send to deCODE a written report setting forth the Net Sales and quantity of each Licensed Product sold during the preceding quarter.  Each such report will be accompanied by payment of the royalties due hereunder.  A final report will be sent to deCODE within sixty (60) days after termination or expiration of this Agreement.

4.6           Celera will book all sales in the Licensed Territory. Celera will keep good and accurate books of account for three (3) years following the end of each calendar year in which royalties are payable to permit determination of the royalties due hereunder, and will make such books of account available for inspection by an independent accountant designated by deCODE and reasonably acceptable to Celera.  Such inspections will be no more frequent than once each calendar year during the term hereof and once within six (6) months after termination of this Agreement.  A period which has been inspected once may not be inspected again. deCODE will require the designated accountant to retain in confidence the information in the books of account and will permit such accountant to report to deCODE only the accuracy or inaccuracy of the reports rendered pursuant to Section 4.5 hereof.  Such inspections will be at deCODE’s expense unless the designated accountant identifies underpayment of royalties due by [Confidential Treatment Requested].

4.7           All amounts payable under this Agreement will be in U.S. dollars.  Where the sales occurred in another currency, Celera will convert to U.S. dollars using the buy rate as disclosed in the Wall Street Journal (Eastern U.S. Edition) for the last business day of the applicable calendar quarter.

4.8           In the event any payment due hereunder is not made when due, the payment will accrue interest beginning the fifteenth (15th) day following the due date thereof calculated at the prime rate reported in the Wall Street Journal (Eastern U.S. Edition) for the last business day of the applicable calendar quarter, plus one percent (1%).

4.9           In the event any overpayment by Celera of royalties is discovered, deCODE will promptly refund the overpayment plus interest at the rate provided in Section 4.8 from the date of overpayment or, at deCODE’s election, Celera may deduct the overpayment plus interest amount from future payments owed under this Agreement.

Article V - Term and Termination

5.1           This Agreement including all licenses granted hereunder will be effective on the Effective Date and will expire on expiration of the last Licensed Patent to expire unless earlier terminated pursuant to the terms hereof.

5.2           Celera may terminate this Agreement for any reason at any time upon providing deCODE ninety (90) days written notice.

5.3           This Agreement may be terminated by either party for a material breach by the other party of the provisions hereof.  Such termination will be effective sixty (60) days after written notice to the other party of the material breach if the material breach has not been remedied.

5.4           In the event of termination of this Agreement, Celera will have the right to complete all contracts for the sale of Licensed Products under which Celera, its Affiliates or its distributors are obligated on the date of termination provided Celera pays royalties on such sales as required in Article IV hereof and provided all such sales are completed within nine (9) months after the date of termination.

5.5           The rights and obligations of Article 8, Article 12, Article 13, Section 3.4, Section 4.5, and Section 4.6 will survive termination of this Agreement to the extent necessary to effect the purposes thereof.

5.6           The right of either party to terminate under the provisions of this Article will not be an exclusive remedy, and either party will be entitled, if the circumstances warrant, alternatively or cumulatively, to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement, or to any other legally available remedy.

Article VI – Warranty and Indemnity

6.1                                 deCODE represents and warrants that it is the sole and exclusive owner of the Licensed Patents, that it has the right to grant the license to Celera and its Affiliates under this Agreement, and it is not a party to any existing assignments, grants, licenses, encumbrances, obligations or agreements, written or oral, inconsistent with this Agreement, and that no Licensed Patent has been mortgaged, pledged, assigned for security purposes, encumbered or otherwise conveyed as collateral to secure any obligation.

6.2                                 Nothing in this Agreement will be construed as:

(a)           a warranty or representation by either party as to the validity, enforceability or scope of any Licensed Patent; or

(b)           a warranty or representation by either party that anything made, used, sold, or otherwise disposed of pursuant to this Agreement is or will be free from infringement of patents or other intangible rights of third parties; or

(c)           an obligation of either party to furnish any manufacturing or technical information except as specifically provided herein; or

(d)           granting by implication, estoppel, or otherwise, any license or rights under patents, trade secrets, knowhow, copyrights, or other intangible rights of deCODE other than the Licensed Patents.

6.3                                 deCODE makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatever with respect to manufacture, use, sale or other disposition by Celera, its Affiliates or its distributors or its customers or transferees or their customers of products or methods incorporating or made by use of Licensed Patents licensed under this Agreement.

6.4                                 CELERA HEREBY WAIVES, RELEASES AND RENOUNCES ANY AND ALL WARRANTIES, GUARANTEES, OBLIGATIONS, LIABILITIES, RIGHTS AND REMEDIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE

USEFULNESS OR FREEDOM FROM DEFECTS OF THE LICENSED PATENTS, INCLUDING, BUT NOT LIMITED TO, (a) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS, (b) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE IN THE TRADE, and (c) ANY OBLIGATION, RIGHT, LIABILITY, CLAIM OR REMEDY FOR (1) LOSS OF USE, REVENUE OR PROFIT, OR ANY OTHER DAMAGES, (2) INFRINGEMENT OF THIRD PARTY INTANGIBLE PROPERTY RIGHTS, and (3) INCIDENTAL OR CONSEQUENTIAL DAMAGES.

Article VII - Patent Marking

7.1           Celera will mark each Licensed Product, either on a product insert or other materials accompanying such Licensed Product or the Licensed Product itself, with the appropriate numbers of issued patents within the Licensed Patents.

Article VIII – Confidentiality

8.1           Each party will hold in strict confidence and will not disclose to any third party (other than their directors, employees, legal counsel, consultants, accountants, auditors and advisors who have a need to know) the existence or terms and conditions of this Agreement and confidential information accessed under Section 3.4.  Notwithstanding the foregoing, each party may disclose the existence and unredacted terms and conditions of this Agreement and such confidential information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:  (i) by such party in order to comply with applicable non-patent law (including any securities law or regulation or the rules of a securities exchange) or with judicial process, if in the reasonable opinion of such party’s counsel, such disclosure is necessary for such compliance, provided that such party shall notify the other party of such party’s intent to make any such disclosure sufficiently prior to making such disclosure so as to allow such other party adequate time to review and comment on such disclosure and further to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed; (ii) by such party to a bona fide potential and actual permitted assignee in connection with a proposed permitted assignment of this Agreement under Section 11.1 or to investment bankers, investors and lenders, and in each such case their directors, employees, legal counsel, consultants, accountants, auditors and advisors, provided such assignee must be bound prior to disclosure by confidentiality and non-disclosure restrictions at least as restrictive as those set forth herein, and such investment bankers, investors and lenders must be bound prior to disclosure by commercially reasonable obligations of confidentiality; or (iii) by such party in order to enforce and exploit its rights or perform its obligations under this Agreement.

8.2           The parties agree that the public announcement of the execution of this Agreement will be in the form of a press release to be agreed upon and attached hereto as Attachment B, and thereafter each party will be entitled to make or publish any public statement consistent with the contents thereof.  Thereafter, the parties shall jointly discuss and agree, based on the principles of this Section 8.2, on any statement to the public regarding this Agreement or any aspect of this Agreement subject in each case to disclosure required by law as determined in good faith by each party.

8.3           If a party determines that it is required by applicable law to publicly file, register or notify this Agreement with a governmental authority, including public filings pursuant to securities laws, it will provide the proposed redacted form of the Agreement to the other party with a reasonable amount of time for the other party to review such draft and agree upon such redacted form of the Agreement. The party making such filing, registration or notification will request, and use commercially reasonable efforts to obtain, confidential treatment of all terms redacted from this Agreement for a term of at least five years. Each party will be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

Article IX – [Confidential Treatment Requested]

Article X – Patent Prosecution and Enforcement

10.1         deCODE will promptly and vigorously file, prosecute and maintain the Licensed Patents at deCODE’s sole expense.  deCODE will provide Celera with all substantive correspondence with each patent office and all patent filings relating to Licensed Patents. deCODE will notify Celera if deCODE does not intend to file, prosecute or maintain any Licensed Patent at least thirty (30) days prior to any relevant deadline for filing or other action that would result in a loss of patent rights (a “Deadline”), and provide to Celera all information reasonably related to such patent or patent application. If Celera receives such notice or if deCODE fails to take any action reasonably required with respect to the filing, prosecution and maintenance of any Licensed Patent at least thirty (30) days prior to any Deadline, then Celera will have the right to file, prosecute and maintain the relevant Licensed Patent in the name, and on behalf, of deCODE.   In furtherance of the rights conferred by this Section 10.1, deCODE hereby delivers to Celera concurrently with the execution of this Agreement an irrevocable power of attorney in the form attached hereto as Attachment C, which will be exercisable to effectuate Celera’s rights under this Agreement. If Celera exercises its rights to file, prosecute and maintain the Licensed Patents under this Section 10.1, deCODE agrees to cooperate fully in the preparation, filing, and prosecution of any patent and patent applications in the Licensed Patents. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or agents to execute such papers and instruments, so as to enable Celera to apply for and to prosecute patent applications in any country; and (b) promptly informing Celera of any matters coming to deCODE’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent or patent applications.

10.2       Celera will advise deCODE promptly upon becoming aware of any infringement or suspected infringement of Licensed Patents by a third party in the Licensed Field.  In the event of suspected infringement of any of Licensed Patents by a third party in the Licensed Field, deCODE will promptly, within its reasonable business judgment, take all actions reasonably required to restrain such infringement.  deCODE may investigate, institute and prosecute reasonable legal proceedings or negotiations at its own expense and has the right to retain all damages and proceeds recovered through its efforts, in settlement or through a judgment, in all such proceedings or negotiations. Celera will continue to make all payments due to deCODE pursuant to this Agreement so long as deCODE is reasonably enforcing its legal rights with respect to any such infringer.

10.3         If deCODE has not initiated an action for infringement against a third party identified in writing by Celera or otherwise abated the identified infringement within ninety (90)

days after such notice, and if such alleged infringement is in competition with sales of Licensed Products by Celera or its Affiliates or distributors, then (i) Celera will have the right to file and control suit against such infringer, in the name of deCODE and at Celera’s expense and for Celera’s benefit, (ii) deCODE will consent to be a party and to cooperate with Celera in any such suit brought by Celera pursuant to this Section 10.3 (provided, however, that Celera shall not enter into any settlement that deprives deCODE of any rights or imposes on deCODE any obligations without deCODE’s prior written consent), and (iii) Celera will be permanently relieved of the payment of royalties that might accrue pursuant to Section 4.3, and of milestone payments that might otherwise become payable, during pendency of any such suit with respect to each patent in each country that is the subject of such suit.

Article XI – Assignment

11.1         Neither this Agreement, nor any rights or obligations hereunder, may be assigned, pledged or encumbered by Celera without the express prior written consent of deCODE, such consent not to be unreasonably withheld, conditioned or delayed, provided however, that Celera may assign this Agreement or any of its rights or obligations hereunder to any Affiliate or to a third party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets or business to which this Agreement relates, without obtaining the consent of deCODE, as long as such third party agrees in writing to be bound by the terms and conditions of this Agreement for the benefit of deCODE.

11.2         deCODE may not assign, pledge, encumber or delegate its rights or obligations under this Agreement without obtaining the prior consent of Celera, provided however, that deCODE may assign this Agreement or any of its rights or obligations hereunder to any United States Affiliate or to a third party domiciled in the United States with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets or business to which this Agreement relates, without obtaining the consent of Celera, as long as such Affiliate or third party agrees in writing to be bound by the terms and conditions of this Agreement for the benefit of

Celera.

11.3         deCODE will not assign or otherwise transfer title to any Licensed Patent to any third party without first obtaining written agreement from such third party to the terms and conditions of this Agreement that apply to deCODE.  In the event of any such assignment or title transfer, deCODE will deliver to Celera the original of such written agreement by the third party within thirty (30) days after such assignment or title transfer.

Article XII – Alternative Dispute Resolution

12.1         Any controversy or dispute arising out of or in connection with interpretation, performance, breach or termination of this Agreement, but excluding validity or enforceability of Licensed Patents, that the parties are unable to resolve within a ninety (90) days after written notice by one party to the other of the existence of such controversy or dispute, will be submitted to arbitration. The dispute or controversy will be finally settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association (AAA), as modified in this Article. Such arbitration will take place in English in Wilmington, Delaware U.S.A. before a single arbitrator selected by the parties from an appropriate list maintained by the AAA, or if the parties cannot agree, appointed by the AAA. The arbitrator will apply the laws of the State of Delaware and the United States, and will render a written decision with the reasons therefor within three (3) months after the date the matter is submitted to arbitration. The decision of the arbitrator will be binding and conclusive on the parties, and they will comply with such decision in good faith. Each party hereby submits itself to the jurisdiction of the courts of the State of Delaware, but only for the entry of judgment with respect to the decision of the arbitrator hereunder, including injunctive relief if appropriate to render effective the arbitrator’s decision. Notwithstanding the foregoing, judgment on the award by the arbitrator may be entered in any court of the State of Delaware or any court having jurisdiction. If judicial enforcement or review of the arbitrator’s decision is sought, the prevailing party will be entitled to its costs and reasonable attorneys’ fees in addition to any amount of recovery ordered by the court.

Article XIII - Miscellaneous

13.1         A waiver of any breach of any provision of this Agreement will not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

13.2         Nothing herein will be deemed to create an agency, joint venture or partnership relation between the parties hereto.

13.3         This Agreement constitutes the entire agreement and understanding of the parties with regard to the subject matter hereof and merges and supersedes all prior discussions, negotiations, understandings and agreements between the parties concerning the subject matter hereof.  Neither party will be bound by any definition, condition, warranty, right, duty or covenant other than as expressly stated in this Agreement or as subsequently set forth in a written document signed by both parties.  Each party expressly waives any implied right or obligation regarding the subject matter hereof.

13.4         This Agreement will be interpreted and construed, and the legal relations created herein will be determined, in accordance with the laws of the State of Delaware (excluding conflicts of laws) and the United States.

13.5         This Agreement may be amended only by a written document signed by authorized representatives of both parties.

13.6         Each party hereto agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

13.7         The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13.8         Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions will not be affected by such holding.  In the event a part or provision of this Agreement held unenforceable or in conflict with law affects consideration to either party, the parties agree to negotiate in good faith amendment of such part or provision in a manner consistent with the intention of the parties as expressed in this Agreement.

13.9         Neither party will be responsible or liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the nonperforming or delayed party, including but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires and floods, provided the nonperforming or delayed party provides to the other party written notice of the existence and the reason for such nonperformance or delay.

13.10       (a)           Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party hereto by the other party will be in writing and delivered or sent to:

deCODE:	Chief Executive Officer
deCODE genetics, Inc.
Sturlugata 8
IS-101 Reykjavik, Iceland

With a copy to: General Counsel

Celera:	Chief Business Officer
Celera Corporation
1401 Harbor Bay Parkway
Alameda, CA 94502

With a copy to: Legal Department

Each party may change its address for purposes of this Agreement by written notice to the other party.

(b)        All notices or other communications will be deemed duly served and given on the date when personally delivered to the party to whom it is directed, when transmitted electronically by facsimile, or when deposited in the United States mail, first class, postage prepaid, and addressed to the party at the address in Section 13.10 (a).

13.11       This Agreement will be executed by each party in duplicate originals, each of which will be deemed an original, but both originals together will constitute only one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate on the signature page hereof.

deCODE genetics, Inc.

By:	/s/ KÁRI STEFÁNSSON
Name:	Kári Stefánsson
Title:	Chief Executive Officer
Date:	April 17, 2009

deCODE genetics, ehf

By:	/s/ KÁRI STEFÁNSSON
Name:	Kári Stefánsson
Title:	Chief Executive Officer
Date:	April 17, 2009

Celera Corporation

By:	/s/ KATHY ORDOÑEZ
Name:	Kathy Ordoñez
Title:	Chief Executive Officer
Date:	April 22, 2009

ATTACHMENT A

[Confidential Treatment Requested]

ATTACHMENT B

Draft Press Release

ATTACHMENT C

Irrevocable Power of Attorney

IRREVOCABLE POWER OF ATTORNEY

Each of deCODE genetics, Inc., a Delaware corporation, having a place of business at Sturlugata 8, IS-101 Reykjavik, Iceland and its wholly-owned subsidiary, deCODE genetics, ehf, an Icelandic private limited company (collectively, hereinafter “deCODE”), hereby irrevocably appoints Celera Corporation (“Celera”) as attorney(s) or agent(s) to represent the undersigned before the United States Patent and Trademark Office and comparable offices in other jurisdictions in connection with the patent applications listed in Attachment A hereto, any continuation, continuation-in-part or division thereof, any patent application anywhere in the world that at any time relies for priority on or that contains identical disclosure as any patent application listed in Attachment A hereto, all patents directly or indirectly issuing from any of the foregoing applications, and all reissues, reexaminations, renewal or extensions of the foregoing patents.

This Irrevocable Power of Attorney (this “Power of Attorney”) is granted pursuant to Section 10.1 of the License Agreement dated as of April   , 2009 by and among deCODE and Celera (the “License Agreement”).

Dated:  April    , 2009

deCODE genetics, Inc.

By:
Name:	Kári Stefánsson
Title:	Chief Executive Officer
Date:	April 17, 2009

deCODE genetics, ehf

By:
Name:	Kári Stefánsson
Title:	Chief Executive Officer
Date:	April 17, 2009